EXHIBIT 21
          SUBSIDIARIES OF THE COMPANY, JURISDICTION OF INCORPORATION,
                           AND PERCENTAGE OF OWNERSHIP



1. United Shareholder Services, Inc. - incorporated in Texas and wholly owned by the Company

2.   A & B Mailers, Inc. - incorporated in Texas and wholly owned by the Company

3. U.S. Global Investors (Guernsey) Limited - incorporated in Guernsey, Channel Islands, and wholly owned by the Company

4. U.S. Global Brokerage, Inc. - incorporated in Texas and wholly owned by the Company

5.   i-Weblabs, Inc. - incorporated in Texas and wholly owned by the Company